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FIRST PATIENT TREATED IN NEURALSTEM CHINA STEM CELL TRIAL TO TREAT STROKE MOTOR DEFICITS

ROCKVILLE, MD, January 13, 2014 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that the first patient was treated in the Phase I/II NSI-566 stem cell trial to treat motor deficits from ischemic stroke at BaYi Brain Hospital in Beijing, China. The patient received treatment on December 27, 2013 and has now returned home. The trial is sponsored by Neuralstem’s wholly-owned subsidiary, Neuralstem China (Suzhou Sun-Now Biopharmaceutical Co. Ltd.), which was formed to develop Neuralstem’s cell therapy products in China. The stroke motor deficit trial is the first in which Neuralstem’s spinal-cord derived stem cells are being transplanted directly into the patient’s brain. They are placed near the stroke lesion, where it is hoped they will rebuild damaged neural circuitry and promote repair and recovery. The trial is expected to last two years.

“We are excited to begin the first trial where the route of administration for our cells is injection into the brain,” said Karl Johe, PhD, Neuralstem Chairman and Chief Scientific Officer. “We would like to thank our colleagues at BaYi, who are making this possible, and the patients who have volunteered for this ground-breaking trial. It is a crucial step forward for the company and the field at large, since optimizing cell therapy treatment for CNS indications will require delivering cells to the brain, as well as to the spinal cord.”

“We are glad to be part of this world-leading clinical research project,” said Professor Ruxiang Xu, Chief Physician, BaYi Brain Hospital. “BaYi Brain is a leading neurological medical institution in China with a state-of-the-art facility and advanced medical research and care staff. Through international collaborations, such as the clinical trial of neural stem cells for the treatment of ischemic stroke, we hope to be at the forefront of this new medical paradigm, treating multiple neurological diseases/disorders, such as ischemic stroke, spinal cord injury, ALS, and others, using the most advanced neural stem cells, developed by our U.S. partner, Neuralstem.”

In China, alone, it is estimated that over 1,750,000 people per year now survive a stroke. Ischemic stroke, the most common type, occurs as a result of an obstruction within a blood vessel supplying blood to the brain. It accounts for 87% of all stroke cases, according to the American Stroke Association. Stroke is the fourth-leading cause of death in America and a leading cause of adult disability, according to the National Stroke Association. Upwards of two-thirds of stroke survivors have some type of disability, according to the National Stroke Association. Post-stroke motor deficits include paralysis in arms and legs, and can be permanent.

About the Trial

The Neuralstem China Phase I/II ischemic stroke trial will enroll up to 118 patients who have suffered an ischemic stroke with chronic residual motor disorder, between four and 24 months after they have their strokes. The treatment will consist of one-time intracerebral injections of Neuralstem’s NSI-566 stem cells into the stroke area using well-accepted stereotactic injection procedures.

Phase I will enroll up to 18 patients in three cohorts, each receiving an increasing dose, to determine the maximum safely-tolerated dose. Phase II, a multi-site, randomized and blinded study with a control group, will enroll up to 100 post-stroke patients. Half of the patients will receive a one-time treatment with the cells and physical therapy. The other half will receive only the physical therapy with no surgery. Measurements of outcome during the follow-up period will be blinded.

About Neuralstem China

Founded in 2010, Neuralstem China (Suzhou Sun-Now Biopharmaceutical Co. Ltd.) is a wholly-owned subsidiary of Neuralstem, Inc., headquartered in Suzhou, roughly one hundred miles west of Shanghai. Neuralstem China has constructed a clinical-grade manufacturing space and is licensed by the Chinese government to do business in China. Neuralstem China’s mission is to bring world-leading neural stem cell technology to China and address the unmet medical needs of tens of millions of patients suffering from central nervous system (CNS) diseases and conditions.

Neuralstem China is moving its stem cell therapeutics through Chinese clinical and regulatory pathways, harmonizing a Western style of discipline and care with existing traditions and the commercialization culture. China has many different regulatory paths to commercialization. Neuralstem’s product advancement strategy is to pursue each path simultaneously.

About Neuralstem

Neuralstem's patented technology enables the production of neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glial cells. Neuralstem’s NSI-566 spinal cord-derived stem cell therapy is in Phase II clinical trials for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy.

In addition to ALS, the company is also targeting major central nervous system conditions with its NSI-566 cell therapy platform, including spinal cord injury and ischemic stroke. The company has received FDA approval to commence a Phase I safety trial in chronic spinal cord injury.

Neuralstem also maintains the ability to generate stable human neural stem cell lines suitable for systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate neurons, possibly reversing pathologies associated with certain central nervous system conditions.  The company has completed a Phase I safety trial evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD). Additional indications might include traumatic brain injury (TBI), Alzheimer's disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2012 and the Form 10-Q for the period ended September 30, 2013.

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